EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
Or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY ANNOUNCES SECOND QUARTER AND SIX MONTH EARNINGS

York, Pennsylvania, August 7, 2009:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the second quarter and the first six months of 2009.

President Hines reported that second quarter net income of $1,913,000 increased 25.9% compared to the second quarter of 2008, earnings per share for the three-month period increased to $0.17 from $0.13 and operating revenues of $9,210,000 increased 17.1% over the second quarter of 2008.

President Hines also reported that first six months' net income of $3,410,000 increased 25.1% compared to the first six months of 2008, earnings per share for the six-month period increased to $0.30 from $0.24 and operating revenues of $17,984,000 increased 17.0% compared to the first six months of 2008. The primary contributing factor to the increase in net income was higher water revenues due to growth in the customer base, and a rate increase granted by the Pennsylvania Public Utility Commission effective October 9, 2008. In addition, cost savings were realized by managing expenses and delaying some large expense and capital projects in response to economic uncertainties. The increased revenues and cost savings were partially offset by higher depreciation, pension cost, salary and wage expense, and interest expense.

During the first six months of 2009, the Company invested $6.4 million in construction projects.  The construction expenditures were for routine distribution system improvements as well as an additional standpipe and booster station and various replacements of aging infrastructure.  In addition to construction projects, the Company invested over $2.1 million for the acquisition of the water system of West Manheim Township in York County, Pennsylvania.

The Company plans to continue to invest in infrastructure at a rate necessary to ensure a safe, adequate and reliable supply of drinking water for our growing customer base.

Period Ended June 30
In 000's (except per share)
	Quarter		Six Months
	2009	2008	2009	2008
Operating Revenues	$ 9,210	$ 7,862	$ 17,984	$ 15,368
Net Income	$ 1,913	$ 1,520	$ 3,410	$ 2,726
Average Number of Common Shares Outstanding	11,411	11,282	11,393	11,276
Basic Earnings Per Common Share	$ 0.17	$ 0.13	$ 0.30	$ 0.24
Dividends Paid Per Common Share	$ 0.126	$ 0.121	$ 0.252	$ 0.242

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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